Exhibit 10.5

May __, 2015

Landec Corporation

3603 Haven Avenue

Menlo Park, CA 94025	CONFIDENTIAL

Attn.: Mr. Greg Skinner

Re: Conditional Credit Approval Notification

Dear Sir or Madam:

We are pleased to inform you that your company’s application for business credit/request for financing (the “Financing”) has been approved subject to the conditions set forth below.

SUMMARY OF CREDIT APPROVAL CONDITIONS

TRANSACTION TYPE:	Senior Secured Term Loans and a Real Property Loan

CUSTOMER(S):	Apio, Inc.

GUARANTOR:	Landec Corporation

LENDER:	General Electric Capital Corporation or its affiliates or assigns (“GE Capital”, “we,” “us”, or “our”).

EQUIPMENT/REAL PROPERTY:	New Machinery & Equipment to be located in Hanover, PA Real Property described as land, building & improvements in Hanover, PA

EQUIPMENT SUPPLIER:	Various

EQUIPMENT/REAL PROPERTY LOCATION:	Hanover, PA

EQUIPMENT LOAN AMOUNT:	Not to exceed $14,714,092

TERM:	60 months; 84 month amortization

REAL PROPERTY LOAN AMOUNT:	Approximately $7,686,000 (based on building cost of $10,248,000) to expand the existing Hanover, PA facility

TERM:	Ten (10) years; Twenty (20) year amortization

PERIODIC PAYMENTS/ INTEREST RATES:	To be set forth in the Documents

Conditional Credit Approval Notification

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FEES:

Good Faith Deposit: $75,000.00, which shall be non-refundable, even if the Financing does not close, except in the event the Financing is not approved by Lender. In such case, the Deposit shall be returned promptly (less the cost of credit verification, investigation and any out-of-pocket expenses incurred such as appraisal fees, legal fees, etc.). Upon the closing of the Financing, the Good Faith Deposit shall be applied to reduce the initial payment(s) due.

Documentation and Underwriting Fee: Customer will pay Lender a documentation fee, which shall be in the amount of .1% of the total amount funded by Lender for the Equipment Loan, but in no event less than $500. Borrower shall pay an underwriting fee equal to .50% of the Real Property Loan Amount and .25% of the Equipment Loan Amount. The foregoing fees are not refundable and earned upon acceptance.

LAST FUNDING DATE:	To be set forth in the Documents but, notwithstanding anything to the contrary in Exhibit C of that certain preliminary proposal letter to Guarantor from Lender dated as of April 22, 2015 and executed by Guarantor as of May 8, 2015 (“Proposal Letter”), a copy of which is attached hereto as Exhibit A, in no event later than December 31, 2016. In addition, notwithstanding anything to the contrary in Exhibit A of the Proposal Letter, the last funding date for the Real Property Loan shall be March 31, 2016.

NET LOANS:

The Loans will be “net loans” with Customer unconditionally, absolutely and irrevocably responsible for making payments under all circumstances. Customer is specifically responsible for all expenses, maintenance, insurance and taxes relating to the purchase, financing, possession and use of the Collateral excluding, however, taxes based solely on the net income of Lender.

All maintenance and insurance (fire and theft, extended coverage and liability) are the responsibility of Customer. Customer will be responsible for maintaining in force, property and liability insurance with companies and in amounts satisfactory to Lender.

DOCUMENTATION:	Lender’s current standard loan documentation for this type of Collateral and Financing will be used. Lender and its legal counsel must approve any changes to this documentation. In the event that Lender needs to retain outside counsel to facilitate the Transaction, the cost would be the responsibility of Customer.

TRANSACTION COSTS:

Customer will be responsible for (i) all of its closing costs, (ii) the cost of any external appraisal and external legal expenses, and (iii) with respect to the real property, the cost of any environmental investigation and reports, property condition assessment report, escrow, recording and transfer fees and taxes, title charges, survey costs, external legal expenses and all other out-of-pocket costs incurred by Lender. Lender will be responsible for all of its closing costs.

SECURITY INTEREST:	Lender will require a first priority perfected security interest in the equipment and Real Property. Prior to Lender’s payment of the final Real Property costs, Lender must be satisfied that there are no liens relating to the Real Property.

CROSS COLLATERALIZATION:	This Financing will be cross collateralized and cross defaulted to the loans between Customer and Lender and its affiliates.

ELECTRONIC PAYMENTS:	Scheduled payments shall be set-up with the Electronic Payment System as the Standard form of payment; appropriate documentation will be provided.

UPGRADE AND IMPROVEMENTS:	Lender will consider loan upgrades and improvements to the Collateral throughout the loan term, depending upon investment and credit approval requirements at that time. Loan terms and rates will be determined based upon the facts and circumstances in effect at the time of any additional financing.

OTHER TERMS AND CONDITIONS:	The terms and conditions of the Proposal Letter are incorporated by reference into this notification and deemed a part hereof.

Conditional Credit Approval Notification

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ADDITIONAL APPROVAL CONDITIONS

●	Execution and delivery of all transactional documents required by us in connection with our approval of the Financing in form and substance satisfactory to us in our sole discretion (“Documents”) and completion of any conditions set forth in those Documents on or before the Last Funding Date(s) set forth above (or such later date as we may otherwise agree to in writing).
●	Customer will provide its financial statements to Lender in accordance with the terms set forth in that certain Master Security Agreement dated as of April 23, 2012 between Customer and Lender.
●	Guarantor will provide its financial statements to Lender in accordance with the terms set forth in that certain Guaranty dated as of April 23, 2012 between Guarantor and Lender.
●	If requested by us, inspection of the Equipment at your location by us or our designee prior to closing the Financing.
●	Appraisal, ordered by Lender and prepared in such scope and form as Lender shall require.
●	Environmental site assessment(s), ordered by Lender and prepared in such scope and form as Lender shall require.
●	Real Property condition assessment, ordered by Lender and prepared in such scope and form as Lender shall require.
●	Seismic screening report and, if necessary, seismic study, ordered by Lender and prepared in such scope and form as Lender shall require.
●	Real Property information as Lender shall request.
●	Subordination of all leases affecting the Real Property.
●	A mortgagee’s extended coverage ALTA title policy, (or equivalent if unavailable), from an insurer acceptable to Lender, and with such endorsements as Lender may require.
●	ALTA as-built survey, certified to Lender and the title company, in form and content acceptable to Lender.
●	Verification that the Real Property and improvements are complete and not damaged by fire or other casualty, nor subject to any condemnation proceedings, pending or threatened.
●	An opinion of Customer’s outside legal counsel as to the enforceability of the Documents under the laws of the Real Property’s jurisdiction and such other matters as Lender shall reasonably require.
●	Proof of the Real Property’s compliance with parking, zoning, licensing and other applicable laws and regulations, including (without limitation) a permanent certificate(s) of occupancy.
●

Property, liability, rental loss (or business interruption, as appropriate), and other insurance in such amounts as Lender may from time to time require. If any portion of the Real Property is located in a special flood hazard area, Lender shall require flood insurance in accordance with federal regulations; for properties located in earthquake hazard areas Lender may require earthquake insurance. All insurance policies must be in accordance with Lender’s insurance requirements and shall include any endorsements which Lender may reasonably require.

●	We shall not have determined (in our sole discretion) every six months (a) that there has been an adverse change in the business prospects or projections, operations, management, financial or other conditions of the Customer, Guarantor or any affiliate of Customer, any Guarantor or any other obligor, or in the industry in which Customer or Guarantor or such other party operates, or a change in control of any one of the aforesaid parties, (b) that there has been a disruption of, or adverse change in, the leasing or lending market, leasing or loan syndication, or financial, banking or capital markets conditions, or (c) that any of the information used by us in approving the financing was materially inaccurate or contained material omissions.
●	Prior to our funding the Financing, Customer, Guarantor and other obligor under the Financing are not in breach or otherwise in default under (a) any agreement with us or our affiliates or (b) any other material debt obligations.
●	This approval notification shall be governed by and construed in accordance with the internal laws of the State of Connecticut without reference to principles of conflict of laws. No rights hereunder shall be assigned by you without our prior written consent and our conditional approval hereunder will automatically terminate upon any such unauthorized assignment. The parties relating to the Financing each agree to waive all rights to a jury trial with respect to this notification and the Financing.

This notification is not intended to create a binding legal obligation by either of us; rather, it confirms that the Financing has been approved subject to the conditions set forth herein which may be modified, withdrawn, terminated, or made subject to additional terms and conditions not set forth herein as a result of our continuing due diligence, changes in market conditions and applicable laws, and changes to the business prospects or projections, operations, management, financial or other conditions of the Customer or any guarantor or any other obligor. The information contained in this notification is confidential and proprietary and may not be distributed to any person without our prior written consent.

We look forward to speaking to you soon to begin the documentation process.

Conditional Credit Approval Notification

If our conditions of approval set forth in this notification are not substantially on the terms you requested and you do not accept and proceed with the Financing on the terms stated in this notification, then your application for business credit will be deemed denied.

If your application for business credit is denied, you have the right to a written statement of the specific reasons for the denial.  To obtain the statement, please contact: RISK MANAGER, General Electric Capital Corporation, 500 West Monroe Street, Chicago, IL 60661 or call (312) 441-7957 within sixty (60) days from the date you are notified of our decision.  We will send you a written statement of reasons for the denial within thirty (30) days of receiving your request for the statement.

The federal Equal Credit Opportunity Act prohibits creditors from discriminating against credit applicants on the basis of race, color, religion, national origin, sex, marital status, age (provided the applicant has the capacity to enter into a binding contract), because all or part of the applicant's income derives from any public assistance program, or because the applicant has in good faith exercised any right under the Consumer Credit Protection Act.  The federal agency that administers compliance with this law concerning this creditor is the Federal Trade Commission, Equal Credit Opportunity, Washington, DC  20580.

By: __________________________________

CREDIT MANAGER

GENERAL ELECTRIC CAPITAL CORPORATION

AGREED TO AND ACCEPTED:

this ____ day of May, 2015

APIO, INC.

By:__________________________________

Name:_______________________________

Title:_________________________________

Conditional Credit Approval Notification

Exhibit A

[Copy of Proposal Letter]

Conditional Credit Approval Notification

April 22, 2015

Mr. Greg Skinner

VP Finance/CFO

Landec Corporation

3603 Haven Avenue

Menlo Park, CA 94025

Dear Greg:

On behalf of GE Capital, I am pleased to submit our preliminary proposal for your consideration. This proposal is presented as a $22,400,092.00 financing facility secured by real property and equipment. The structural options incorporated in this proposal are outlined in the attached exhibits. The highlights are outlined below.

Product Summary

(A)     $7,686,000.00

Fixed Rate Term Loan secured by real estate

10 Year Term with a 20 year amortization

4.19% Fixed Rate

  (B)    $10,443,692.00

Fixed Rate Term Loan secured by equipment

5 Year Term with a 7 year amortization

  2.98% Fixed Rate

  (C)   $4,270,400.00

 Fixed Rate Term Loan secured by equipment

  5 Year Term with a 7 year amortization

2.98% Fixed Rate

This proposal is expressly subject to the approval of a firm commitment by our Senior Management Committee and may be withdrawn by GECC at any time prior to a definitive written commitment by GECC to enter into this transaction. GE Capital has not yet completed a formal underwriting of the proposed term loan. This is not a commitment to lend, but a preliminary term sheet of the basic terms and conditions of a potential loan approval.

Upon receipt of this signed proposal letter and good faith deposit, we shall begin our credit review process. We look forward to your early review and response.

Sincerely, GE CAPITAL CORPORATION Michael L. Dallape Senior Vice President

Landec Corporation

April 22, 2015

EXHIBIT A

TRANSACTION:	The transaction is structured as a senior secured term loan

BORROWER:	Apio, Inc.

GUARANTOR:	Landec Corporation

LENDER:	GE Capital Corporate Finance or one of its wholly-owned subsidiaries or nominees

COLLATERAL:	Real property described as land, building & improvements in Hanover, PA

LOAN AMOUNT:	Approximately: $7,686,000.00 (based on building cost of $10,248,000)

FUNDING DATE:	Between May 1, 2015 and December 30, 2015

TERM:	Ten (10) years

AMORTIZATION:	Twenty (20) year amortization

Real Estate Advance	The real estate advance amount will be 75% of the appraised value of
Amount:

the Collateral based upon a MAI appraisal (the appraiser is subject to Lender’s approval and selection). In the event that the value is less than 75% of the cost to contruct GE will provide an additioanl loan advance on the existing real estate term loan collateral for the amount of the shortfall.

INTEREST RATE:	4.19% Fixed

PAYMENTS:	Monthly payments in arrears

ADMINISTRATIVE FEE:	Borrower will pay Lender a .50% fee for the underwriting of this transaction

PRE-PAYMENT:	(5%) during year 1, (4%) during year 2, (3%) during year 3, and 0% thereafter

FINANCIAL COVENANTS:	No specific financial covenants will be part of this transaction

INDEX:	The terms and conditions of this proposal are based on various economic assumptions, including but not limited to the maintenance of the 10-Year Interest Rate SWAP, as published in the Federal Reserve Statistical Release Report H.15 (as of April 20, 2015). The rates set forth above are indicative of today's pricing only and therefore may be adjusted by Lender prior to funding should there be any changes in money rates prior to funding. Also, Lender has the right to make an adjustment prior to the closing date if the Corporate Index Spread Average(3) is more than 25 basis points different from the Corporate Index Spread(2) as of the initial Quote Date, which is 114 basis points.

(1) “Swap Rate” means the interest rate for swaps that most closely approximates the term of the Bond as published by the Federal Reserve Board in the Federal Reserve Statistical Release H.15

(2) “Corporate Index Spread” means the U.S. Aggregate Corporate AA-Rated Index as calculated by Barclays Capital on an Option Adjusted Spread (OAS) basis currently available online at http://online.wsj.com/mdc/public/page/2_3022-bondbnchmrk.html?mod=mdc_bnd_pglnk

(3) Corporate Index Spread Average means the average of the weekly Corporate Index Spreads over the period starting on the Initial Quote Date until the date of the last available Corporate Index Spread as of the Closing Date.

Landec Corporation

April 22, 2015

EXHIBIT B

TRANSACTION:	The transaction is structured as a senior secured term loan

BORROWER:	Apio, Inc.

GUARANTOR:	Landec Corporation

LENDER:	GE Capital Corporate Finance or one of its wholly-owned subsidiaries or nominees

COLLATERAL:	New machinery and equipment to be located in Hanover, PA

LOAN AMOUNT:	Approximately: $10,443,692.00

FUNDING DATE:	Between May 1, 2015 and June 30, 2016

TERM:	Five (5) years

AMORTIZATION:	Seven (7) year amortization

Advance Rate:	100% of cost

INTEREST RATE:	2.98% Fixed

PAYMENTS:	Monthly payments in arrears

ADMINISTRATIVE FEE:	Borrower will pay Lender a .25% fee for the underwriting of this transaction.

PRE-PAYMENT:	(3%) during year 1, (2%) during year 2, and 0% thereafter.

FINANCIAL COVENANTS:	No specific financial covenants will be part of this transaction

INDEX:

The terms and conditions of this proposal are based on various economic assumptions, including but not limited to the maintenance of the 5-Year Interest Rate SWAP, as published in the Federal Reserve Statistical Release Report H.15 (as of April 20, 2015). The rates set forth above are indicative of today's pricing only and therefore may be adjusted by Lender prior to funding should there be any changes in money rates prior to funding. Also, Lender has the right to make an adjustment prior to the closing date if the Corporate Index Spread Average(3) is more than 25 basis points different from the Corporate Index Spread(2) as of the initial Quote Date, which is 114 basis points.

(1) “Swap Rate” means the interest rate for swaps that most closely approximates the term of the Bond as published by the Federal Reserve Board in the Federal Reserve Statistical Release H.15

(2) “Corporate Index Spread” means the U.S. Aggregate Corporate AA-Rated Index as calculated by Barclays Capital on an Option Adjusted Spread (OAS) basis currently available online at http://online.wsj.com/mdc/public/page/2_3022-bondbnchmrk.html?mod=mdc_bnd_pglnk

(3) Corporate Index Spread Average means the average of the weekly Corporate Index Spreads over the period starting on the Initial Quote Date until the date of the last available Corporate Index Spread as of the Closing Date.

Landec Corporation

March 25, 2015

EXHIBIT C

TRANSACTION:	The transaction is structured as a senior secured term loan

BORROWER:	Apio, Inc.

GUARANTOR:	Landec Corporation

LENDER:	GE Capital Corporate Finance or one of its wholly-owned subsidiaries or nominees

COLLATERAL:	New machinery and equipment to be located in Hanover, PA

LOAN AMOUNT:	Approximately: $4,645,100.00

FUNDING DATE:	Between July 1, 2016 and June 30, 2017

TERM:	Five (5) years

AMORTIZATION:	Seven (7) year amortization

Advance Rate:	100% of cost

INTEREST RATE:	2.98% Fixed

PAYMENTS:	Monthly payments in arrears

ADMINISTRATIVE FEE:	Borrower will pay Lender a .25% fee for the underwriting of this transaction.

PRE-PAYMENT:	(3%) during year 1, (2%) during year 2, and 0% thereafter.

FINANCIAL COVENANTS:	No specific financial covenants will be part of this transaction

INDEX:

The terms and conditions of this proposal are based on various economic assumptions, including but not limited to the maintenance of the 5-Year Interest Rate SWAP, as published in the Federal Reserve Statistical Release Report H.15 (as of April 20, 2015). The rates set forth above are indicative of today's pricing only and therefore may be adjusted by Lender prior to funding should there be any changes in money rates prior to funding. Also, Lender has the right to make an adjustment prior to the closing date if the Corporate Index Spread Average(3) is more than 25 basis points different from the Corporate Index Spread(2) as of the initial Quote Date, which is 114 basis points.

(1) “Swap Rate” means the interest rate for swaps that most closely approximates the term of the Bond as published by the Federal Reserve Board in the Federal Reserve Statistical Release H.15

(2) “Corporate Index Spread” means the U.S. Aggregate Corporate AA-Rated Index as calculated by Barclays Capital on an Option Adjusted Spread (OAS) basis currently available online at http://online.wsj.com/mdc/public/page/2_3022-bondbnchmrk.html?mod=mdc_bnd_pglnk

(3) Corporate Index Spread Average means the average of the weekly Corporate Index Spreads over the period starting on the Initial Quote Date until the date of the last available Corporate Index Spread as of the Closing Date.

Landec Corporation

April 22, 2015

Borrower acknowledges that Lender has not yet examined Borrower’s financial and credit status. To induce Lender to proceed with credit verification and investigation, borrower shall pay Lender a Good Faith Deposit equal to $75,000.00. If Lender does enter into a transaction with borrower pursuant to this proposal letter, the Good Faith Deposit shall be applied to reduce the initial payment(s) due except for a documentation charge and Administrative Fee. This fee is not refundable except in the event that the transaction representated by this proposal letter or any amendment to it is not approved by the Lender.

Borrower further acknowledges that a pending change of control is being contemplated with the Lender. This change of control will have no impact to the terms and conditions of the this financing proposal so long as the change of control is to a major commercial bank or financial institution with an equivalent LACE bank rating of B+ or higher (“Qualified Entity). In the event that that change of control is announced and it is not to such a Qualified Entity, borrower will have the option to prepay this note within 90 days of this announcement without penalty. In the event that the rate has been locked borrower will be soley responsible for money cost breakage associated with such rate lock and will not be subject to a pre-payment penalty as outlined in the exhibts noted above.

We look forward to being able to reach a mutually satisfactory arrangement. We must advise you, however, that except for the provisions concerning the Good Faith Deposit (set forth above), this letter is not intended to and does not create any binding legal obligation on the part of either party. Neither GECC nor its subsidiary will be obligated to provide any financing until the satisfactory completion of its investment review and analysis and a field audit, the receipt of all requisite approvals by GECC management, and the prior execution and delivery of final legal documentation acceptable to all parties and their counsel.

Please acknowledge your consent to the terms outlined above by signing a copy of this letter and returning it with your check for the Good Faith Deposit. We look forward to your early review and response. Please feel free to contact me at (415) 277-7472.

Sincerely, GE Captial Corporate Finance Michael L, Dallape Senior Vice President

Agreed To by:

Landec Corporation

_____________________________

By:

_____________________________

Title:

_____________________________

Date: